Exhibit 10.23

BUILDING LEASE

Date:	May 12, 2006

Landlord:	WT 215 North Water, LLC

Tenant:	Nighthawk Radiology Services, LLC

1. BASIC TERMS: The following terms shall have the meaning set forth in this Section unless specifically modified by other provisions of this Lease:

1.1. The Building: The land and improvements to be constructed and located at 215 North Water Street in the City of Milwaukee, County of Milwaukee, State of Wisconsin. The Building Plan is attached as Exhibit A.

1.2. Premises: Approximately 6,279 (5th Floor and mezzanine) square feet (which includes 465 square feet representing eight percent (8%) of the Building’s Lobby Area) of floor area in the Building and the mezzanine are as shown on the Building Plan attached hereto as Exhibit A.

1.3. Common Areas: The sidewalks, landscaped areas, roadways, loading areas, service areas, roofs, sprinklers, lighting facilities, corridors, stairways, lobby, elevators, restrooms, and other facilities designated by Landlord from time to time for the non-exclusive use of the tenants of the Building and their employees, agents, customers, licensees, and invitees.

1.4. Term: The Term of this Lease shall commence on the Commencement Date and continue for approximately Five (5) Lease Years plus Three (3) Months. The first Lease Year shall be the twelve (12) month period commencing on the Rent Commencement Date if the Rent Commencement Date is the first day of a month, or on the first day of the month immediately following the month in which the Rent Commencement Date occurs if the Rent Commencement Date is not the first day of the month; and each succeeding twelve (12) month period thereafter shall be a Lease Year.

1.5. Intentionally deleted.

1.6. Commencement Date: The day on which Landlord delivers the Premises to Tenant in accordance with Section 5 herein, approximately February 1, 2007.

1.7. Rent Commencement Date: The Rent Commencement Date shall be three (3) months after Landlord’s delivery of the Premises to Tenant in accordance with Section 5 herein.

1.8. Termination Date: The last day of the fifth (5th) Lease Year plus Three (3) Months after the Rent Commencement Date.

1.9. Annual Base Rent:

Lease Years	Annual Base Rent Rate	Annual Base Rent	Monthly Base Rent
1	$14.97/sq. ft.	$93,996.63	$7,833.05
2	$15.42/sq. ft.	$96,822.18	$8,068.51
3	$15.88/sq. ft.	$99,710.52	$8,309.21
4	$16.36/sq. ft.	$102,724.44	$8,560.37
5 + 3 months	$16.85/sq. ft.	$105,801.15	$8,816.76
Option
6	$17.35/sq. ft.	$108,940.65	$9,078.39
7	$17.87/sq. ft.	$112,205.73	$9,350.48
8	$18.41/sq ft.	$115,596.39	$9,633.03
9	$18.96/sq. ft.	$119,049.84	$9,920.82
10	$19.53/sq. ft.	$122,628.87	$10,219.07

1.10. Option. Provided that Tenant is not in default, the Tenant shall have the option to extend the Term of this Lease by one (1), five (5) year period all in accordance with the terms of this Lease and pursuant to the Annual Base Rent set forth above. If Tenant desires to exercise such option, such Option shall be exercised no later than one (1) year prior to the scheduled termination date of this Lease. If Tenant fails to exercise such option within such period, such option shall terminate.

1.11. Tenant’s Proportionate Share: The ratio of the floor area in the Premises to the total leasable floor area in the Building, subject to adjustment from time to time to reflect any changes in such floor areas (currently estimated to be 23%).

1.12. Tax Charge: An amount estimated by Landlord to provide funds sufficient to pay Tenant’s Proportionate Share of Taxes, subject to adjustment pursuant to Section 3.3.

1.13. Operating Charge: An amount estimated by Landlord to provide funds sufficient to pay Tenant’s Proportionate Share of Operating Costs, subject to adjustment pursuant to Section 3.4.

1.14. Permitted Use: General office use.

1.15. Landlord’s Address For Notices:

WT 215 N. Water, LLC

223 North Water Street, Suite 250

Milwaukee, WI 53202

Attn: Michael DeMichele

Telephone: (414) 272-0200

Facsimile: (414) 272-7278

1.16. Tenant’s Address for Notices:

Mr. Paul Cartee

Vice President & General Counsel

Nighthawk Radiology Services, LLC.

250 Northwest Boulevard, Suite 202

Coeur d’Alene, Idaho 83814

Telephone: (208) 292-2258

Facsimile: (208) 292-2825

1.17. Intentionally deleted.

1.18. Intentionally deleted.

1.19. Tenant’s Trade Name: Nighthawk Radiology Services, LLC.

1.20. Broker(s): N/A.

1.21. Exhibits:

A – Building Plans/Premises

B – Landlord’s Work

C – Tenant’s Work

2. DEMISE AND TERM: Landlord leases the Premises described in Section 1.2 above to Tenant and Tenant leases the Premises from Landlord subject to the provisions of this Lease; provided, however, the exterior walls and roof of the Premises and the area beneath the Premises are not demised hereunder, and the use thereof together with the right to install, maintain, inspect, use, repair and replace pipes, ducts, conduits, wires and structural elements leading through the Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of the Building are hereby reserved unto the Landlord. The actual floor area in the Leased Premises and the Building may be remeasured by Landlord at any time during the Term. As used herein, “floor area” means the number of square feet measured from the exterior faces of exterior walls, storefronts, corridors and service areas and from the center line of party walls and shall include all area within such boundaries without deduction or exclusion by reason of columns or any other interior construction or equipment. The certificate of Landlord’s architect as to floor area shall be binding upon both parties. If the floor area determined in accordance with the foregoing differs from the floor area contained in Section 1.2 above, then the Base Rent and Tenant’s Proportionate Share shall be adjusted proportionately and Tenant shall be obligated to pay the Base Rent, as adjusted from the Rent Commencement Date, subject to further adjustments as provided in this Lease.

The Term of this Lease shall commence on the Commencement Date set forth in Section 1.6 and shall end on the Termination Date set forth in Section 1.8 unless adjusted or sooner terminated as provided herein. If Landlord is not able to deliver the Premises for any reason, Landlord shall not be subject to any liability for the failure to deliver possession, but the

Commencement Date shall be delayed until possession of the Premises is delivered to Tenant. Each party agrees, at the request of the other, to execute and deliver an instrument confirming the actual Commencement Date and Rent Commencement Date when determined. In the event that Landlord’s Work is not substantially complete in accordance with Section 5 of this Lease by May 1, 2007, the Landlord shall pay Tenant the sum of Four Hundred Dollars ($400.00) per day for each day past May 1, 2007 that Landlord’s Work is not substantially complete.

3. RENT: Tenant agrees to pay to Landlord at the address shown on Section 1.15 above, or such other place designated by Landlord, without prior demand or notice, the rent for the Premises consisting of Base Rent set forth in Section 3.1, Tenant’s Proportionate Share of Taxes set forth in Section 3.3 and Tenant’s Proportionate Share of Operating Costs set forth in Section 3.4 and any other additional payments due under this Lease (all of which are hereinafter collectively referred to as “Rent”). Tenant is aware that Landlord may at some future date implement electronic transfer of funds for payment of Monthly Base Rent, Operating Costs and Taxes. If Tenant elects, after receiving one-time authorization for exact deduction amount from Tenant, Landlord will deduct payments directly from Tenant’s checking account on the first of each month. If any changes to payments occur, additional authorization will be needed and Tenant agrees to promptly execute such documentation as necessary to effectuate the electronic funds transfer. The annual reconciliation payment (if any) of Operating Costs and Taxes will not be paid through electronic funds transfer. The obligation of Tenant to pay Rent is hereby declared to be an independent covenant. The parties hereto agree that the Rent payable under the terms of this Lease shall be an absolute net return to Landlord for the Term free from any expense, charge, deduction, offset or counterclaim by reason of any obligation of Landlord, except as specifically set forth in this Lease, or any other reason, and all of the provisions of this Lease shall be construed and interpreted to such end.

3.1. Base Rent: The Monthly Base Rent specified in Section 1.9 shall be payable in advance on the first day of each month from and after the Rent Commencement Date until the expiration of the Term. The Monthly Base Rent for any partial month during the Term shall be prorated based upon the number of days in the calendar month.

3.2. Intentionally deleted.

3.3. Taxes: From and after the Commencement Date, Tenant agrees to pay to Landlord, as additional rent, Tenant’s Proportionate Share of Taxes (as hereinafter defined). As used herein, “Taxes” means (i) all taxes and assessments, general, special or otherwise, levied or assessed against the land, buildings and improvements comprising the Building, including any and all taxes levied or assessed in addition to, or in lieu of, real estate taxes (including but not limited to any tax, assessment or charge levied, assessed or imposed upon or measured by the rentals payable to Landlord by tenants and occupants of the Building or upon the gross receipts or other income of Landlord derived by Landlord from the Building), (ii) other taxes and/or charges and/or fees arising out of the use or occupancy of the Premises imposed by federal, state or local governmental authority or other authority having jurisdiction over the Building, and (iii) all costs and expenses directly and reasonably incurred by Landlord in contesting the validity of, seeking a reduction of or seeking to prevent an increase in, any such real estate taxes or assessments and including any interest on assessments if paid in installments, but excluding income, franchise, capital stock, estate or inheritance taxes personal in nature to Landlord except as otherwise provided herein.

Tenant’s Proportionate Share of Taxes shall be paid in advance in estimated monthly installments on the first day of each calendar month in an amount equal to the Tax Charge set forth in Section 1.12. Within ninety (90) days after the end of each calendar year during the Term, Landlord shall notify Tenant of the actual total amount of Taxes and Tenant’s Proportionate Share of Taxes for the prior calendar year. Landlord will furnish Tenant a copy of the tax bills received from the taxing authority, and a copy of the tax bills or assessment bills submitted by Landlord to Tenant shall at all times be sufficient evidence of the amount of taxes and/or assessments assessed or levied against the property to which such bills relate. If the total of Tenant’s payments of the Tax Charge for the same period is more than Tenant’s Proportionate Share of Taxes for such period, Tenant shall receive a credit in the amount of such overpayment against future monthly payments of the Tax Charge or, if the term has expired or been terminated and Tenant is not then in default, Landlord shall refund the amount of such overpayment to Tenant. If the total of Tenant’s payments of the Tax Charge for the same period is less than Tenant’s Proportionate Share of Taxes for such period, Tenant shall pay Landlord the deficit within thirty (30) days after receipt of such notice. Landlord shall have the right from time to time during the Term to notify Tenant in writing of any adjustments in the amount of the Tax Charge payable by Tenant and thereafter Tenant shall make its payment accordingly without notice or demand in lieu of the amount set forth in Section 1.12 above. For the calendar years in which this Lease commences and terminates, the provisions of this Section shall apply, and Tenant’s liability for Tenant’s Proportionate Share of Taxes for such years shall be subject to a pro rata adjustment based on the number of days of said calendar years during which the Term of this Lease is in effect. Tenant’s obligation for additional rent under this Section through the Terminate Date shall survive the expiration of the Term of this Lease.

3.4. Operating Costs: From and after the Commencement Date, Tenant shall pay to Landlord, as additional rent, Tenant’s Proportionate Share of Operating Costs (as hereinafter defined) incurred by Landlord with respect to the Building. As used herein, “Operating Costs” means all costs of, including appropriate reserves for, operating, managing (estimated to be four percent (4%) of Base Rent), administering, repairing, replacing, improving, equipping, supplying, insuring (including but not limited to rent loss insurance), lighting, landscaping, cleaning and maintaining the Building and the facilities and equipment contained therein and its Common Areas, including, without limitation, removing water, snow and ice, painting, resurfacing and striping of the parking area and driveway area, policing, providing security and fire protection, pest and rodent control, traffic regulation, removing debris, trash and refuse, personal property taxes, equipment rental, permits and licenses, operating of audio systems, providing utilities, compensation paid to, and all other expenses of, personnel employed in operating the Building and all other areas, facilities, equipment, easement areas, fixtures and buildings used in the maintenance and operation of the Building, together with the cost of repair, painting, maintenance, replacement and rental of signs, directories, doors, roofs, ceilings, skylights, windows, exterior walls, basement foundation walls, if any, to the extent not made a part of premises leased to any other tenant of the Building, refurbishing and modernizing equipment servicing the Building, plus an amount equal to fifteen percent (15%) of the total of all of the foregoing to cover Landlord’s administration and overhead.

Tenant’s Proportionate Share of Operating Costs shall be paid in advance in estimated monthly installments on the first day of each calendar month in an amount equal to the Operating Charge set forth in Section 1.13. Within ninety (90) days after the end of each calendar year during the Term, Landlord shall notify Tenant of the actual amount of Tenant’s Proportionate Share of Operating Costs itemized in reasonable detail. If the total of Tenant’s Payments of the Operating Charge for the same period is more than Tenant’s Proportionate Share of Operating Costs for such period, Landlord shall refund Tenant the overpayment within fifteen (15) days of such reconciliation. If the total of Tenant’s payments of the Operating Charge for the same period is less than Tenant’s Proportionate Share of Operating Costs for such period, Tenant shall pay Landlord the deficit within fifteen (15) days after receipt of such notice. Landlord shall have the right, from time to time during the Term, to notify Tenant in writing of any adjustments in the amount of the Operating Charge to be paid by Tenant hereunder and thereafter Tenant shall make payments accordingly without notice or demand in lieu of the amount set forth in Section 1.13. Tenant’s obligation for additional rent under this Section 3.4 for any partial calendar year during the Term shall be prorated based upon the number of days of the Term during such year. Tenant’s obligation for additional rent under this Section through the Termination Date shall survive the expiration of the Term of this Lease.

If Tenant shall not dispute any item or items shown on Landlord’s statement within one hundred twenty (120) days after such notice, Tenant shall be deemed to have approved such statement and shall be estopped from contesting such statement or the amount due. If Tenant shall dispute any item or items included by Landlord in determining Operating Costs, Tenant shall nevertheless pay to Landlord in full the amount claimed by Landlord and shall not offset or withhold any payment while its dispute is pending. If such dispute is not amicably settled between Landlord and Tenant within thirty (30) days after such notice, either party may during the fifteen (15) days after the expiration of such thirty (30) day period refer such disputed item or items to a reputable firm of independent certified public accountants mutually acceptable to Landlord and Tenant for resolution, and the decision of such firm shall be conclusive and binding upon Landlord and Tenant. The expenses involved in such determination shall be borne by the party against whom a decision is rendered by such accountants, provided that if more than one item is disputed and the decision shall be against each party in respect to any item or number of items disputed, then the expenses shall be apportioned according to the monetary value of the items decided against each party.

3.5. Personal Property Taxes: Tenant agrees to timely pay when due all personal property taxes, whether assessed against Landlord or Tenant, on Tenant’s furniture, equipment and other items of personal property owned by Tenant and located in or about the Premises.

3.6. Late Charge: Tenant acknowledges that late payment of rent involves additional costs to Landlord for collection and bookkeeping, and, accordingly, Tenant agrees that, if Rent due hereunder is not paid within five (5) days after it is due, then Tenant shall pay upon demand, as additional rent, a late charge equal to five percent (5%) of the amount required to be paid. The foregoing provision for payment of a late charge shall not be construed to extend the date for payment of any sums required to be paid by Tenant hereunder or to relieve Tenant of its obligation to pay all such sums at the time or times herein stipulated, and neither the demand for, nor collection by, Landlord of such late charge shall be construed as a cure of Tenant’s default in the payment of rent. Tenant further acknowledges that if any check given by Tenant for payment of any amount due shall not be honored by the bank on which it is drawn for any reason, then Landlord shall incur additional costs for collection and bookkeeping, and Tenant therefore agrees to pay Landlord upon demand the sum of $100.00 for each occurrence in addition to all other charges and amounts due (including any applicable late charge). After electronic funds transfer has been implemented, if Monthly Base Rent, Operating Costs and/or Taxes are not paid when due, unless due to an electronic transfer error by Landlord, Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount required to be paid.

4. Intentionally deleted.

5. CONDITION OF PREMISES: Landlord, at Landlord’s cost and expense, shall construct only the improvements to the Premises which are identified and described as Landlord’s Work on Exhibit B appended hereto (“Landlord’s Work”). Landlord’s Work shall be done in a good and workmanlike manner and in compliance with all building codes and regulations. Upon substantial completion of Landlord’s Work, Landlord shall deliver to Tenant, and Tenant agrees to accept from Landlord, possession of the Premises (the “Commencement Date”) for the purpose of performing the work and improvements described as Tenant’s Work on Exhibit C appended hereto (“Tenant’s Work”). By occupying the Premises, Tenant shall thereby conclusively be deemed to have accepted Landlord’s Work and to have acknowledged the Premises to be in the condition required by this Lease, except for “punchlist” items of which Tenant notifies Landlord in writing within five (5) days following the Commencement Date.

6. USE: The Premises shall be used only for the purpose set forth in Section 1.14 above and for no other purposes. Tenant shall not do or permit anything to be done in or about the Premises which in any way will obstruct or interfere with the rights of any other occupants of the Building, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose or which could injure the reputation of the Building or otherwise violate any recorded covenant or restriction affecting the Building. Tenant shall not cause or maintain or permit any nuisance or commit or suffer the commission of any waste in, on or about the Building. Tenant expressly acknowledges that it shall be the sole responsibility of Tenant to secure all necessary permits, licenses and approvals from all governmental authorities having jurisdiction for the use of the Premises as set forth herein. Tenant shall not cause or permit any obnoxious odors or fumes which Landlord in its sole discretion shall consider objectionable to emanate from the Premises. No auction, fire, bankruptcy, liquidation, sidewalk or any similar type of sale shall be conducted on the Premises, nor shall Tenant use any advertising medium that shall be a nuisance to Landlord or other tenants such as loudspeakers, phonographs or radio broadcasts in a manner so as to be heard outside the Premises. Tenant and Tenant’s employees and agents shall not solicit business in the parking area or other Common Areas, nor shall Tenant distribute any handbills or other advertising manner in the parking area or in other Common Areas. Tenant agrees that all loading and unloading of goods shall be made at such places as are designated by Landlord and all loading and unloading operations shall be conducted so as not to obstruct or hinder the operation of the businesses of the other tenants in the Building, nor will Tenant unreasonably block or obstruct any street, sidewalk or right-of-way adjacent to or comprising part of the Building. Tenant shall maintain adequate equipment and employ sufficient personnel to assure a successful operation on the Premises and shall be open for business and operate the entire Premises (unless prevented by acts of God or other circumstances not within its control) during the entire Term of this Lease at all such times in which the other businesses in the Building and/or the like businesses in the general trade area are generally open for customer business.

7. COMPLIANCE WITH LAWS AND BUILDING RULES: Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now or hereafter in force, and with the requirements of the local Board of Fire Underwriters or any similar body now or hereafter constituted relating to or affecting Tenant’s use of the Premises. Tenant shall not do or permit anything to be done on or about the Building or bring or keep anything therein which will in any way increase the cost of any insurance now or hereafter carried on the Building or any of its contents or that will invalidate any such insurance. If Tenant installs any electrical equipment that overloads the electrical lines in the Premises, Tenant shall, at its own expense, make such changes as may be necessary to comply with the requirements of insurance underwriters and governmental authority having jurisdiction. Tenant shall also comply with all rules and regulations to regulate the use, occupancy and operation of the Common Areas which may from time to time be established by Landlord in writing provided to Tenant (the “Building Rules”), and any modifications or amendments thereto that are provided to Tenant, so long as the Building Rules are not inconsistent with the provisions of this Lease. Landlord shall not be responsible to Tenant for the noncompliance by other tenants or occupants with the Building Rules. For the enforcement of the Building Rules, Landlord shall have available to it all remedies provided in this Lease in the event of a breach thereof and all legal remedies whether or not provided for in this Lease by law or in equity. Nothing in this Section 7 shall be construed to require Tenant to undertake any action or incur any expense in connection with any improvement or area located outside of the Premises.

8. ENVIRONMENTAL REQUIREMENTS: Tenant shall comply with all applicable federal, state and local environmental laws, ordinances and all amendments thereto and rules and regulations implementing the same, together with all common law requirements, which relate to discharge, emissions, waste, nuisance, pollution control, hazardous substances and other environmental matters as the same shall be in existence during the Term. All of the foregoing laws, regulations and requirements are hereinafter referred to as “Environmental Laws”. Tenant shall obtain all environmental licenses, permits, approvals, authorizations, exemptions, certificates and registrations (hereinafter collectively referred to as “Permits”) and make all applicable filings required of Tenant under the Environmental Laws required by Tenant to operate at the Premises. The Permits and required filings shall be made available for inspection and copying by Landlord at Tenant’s offices upon reasonable notice and during business hours. Tenant shall not cause or permit any flammable explosive, oil, contaminant, radioactive material, hazardous waste or material, toxic waste or material or any similar substance which is or may become regulated under any applicable federal, state or local law (hereinafter collectively referred to as “Hazardous Substances”) to be brought upon, kept or used in or about the Premises except for small quantities of such substances as is necessary in the ordinary course of Tenant’s business provided that Tenant shall handle, store, use and dispose of any such Hazardous Substance in compliance with all applicable laws and the highest standards prevailing in the industry for the storage and use of such substances or materials, in a manner which is safe and does not contaminate the Premises, and Tenant shall give Landlord, if requested, written notice of the identity of such substances. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of any Hazardous Substance by Tenant, and there exists a reasonable basis to conclude that Tenant was responsible for such release, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional rent if such requirement applies to the Premises. Tenant shall, from time to time, at Landlord’s request, execute such other affidavits, representations and the like concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Substances on the Premises. Tenant hereby agrees to indemnify and hold Landlord harmless from any liability, claim or injury, including attorneys’ fees, and the cost of any required or necessary repair, cleanup, remediation or detoxification, arising out of (i) the use, manufacture, handling, storage, disposal or release of any Hazardous Substances by Tenant, its agents and employees on, under or about the Premises, or (ii) an actual violation of Environmental Laws by Tenant or the operation of Tenant’s business on the Premises during the Lease Term. The foregoing covenants and indemnification shall survive the expiration of the Term of this Lease.

9. COMMON AREAS: Tenant and its employees, customers and invitees shall have the reasonable non-exclusive right to use, in common with Landlord and the other tenants and occupants of the Building and their respective employees, customers and invitees and all others to whom Landlord has or may hereafter grant rights to use the same, the public portion of the Common Areas as may from time to time exist. Landlord shall have the right to close any or all portions of the Common Areas to such extent as may, in Landlord’s opinion, be necessary to prevent a dedication thereof or the accrual of any rights to any person or the public therein or to discourage non-customer parking. Landlord shall at all times have full control, management and direction of the Common Areas. Tenant shall not cause or allow any storage of materials or equipment outside of the Premises on any of the Common Areas. The Landlord reserves the right at any time and from time to time to reduce, increase, enclose or otherwise change the size, number, location, layout and nature of the Building and its Common Areas; to construct additional buildings and stories; to create additional rentable areas through use and/or enclosure of Common Areas; to close portions of the Common Areas for security reasons, to perform maintenance, repairs, replacement and alterations and to discourage non-customer parking; to place signs in the Common Areas and on the Building; to change the name of the Building; to change the nature of the use of any portion of the Building; and to perform such other acts as Landlord in the exercise of its good business judgment shall determine to be necessary or appropriate for the Building.

10. PARKING: During the entire term of this Lease, Tenant shall have the right to rent up to two (2) parking spaces for the Tenant’s exclusive use for Two Hundred Dollars ($200.00) per parking space per month for the first Lease Year, thereafter increasing Ten Dollars ($10.00) per space per month every subsequent Lease Year. Automobile license numbers of Tenant’s employees’ cars shall be furnished to Landlord upon Landlord’s request. Tenant shall not permit vehicles to be abandoned or stored in the parking areas. In addition, Tenant shall have the right of first offer on the additional parking spaces available at the Building. If at any time Landlord desires to lease such other parking spaces, Landlord shall provide written notice to Tenant that it desires to lease such additional spaces and the price and the term. Tenant shall have five (5) days after receipt of such notice to inform Landlord in writing that it desires to lease such spaces at the offered price and at the offered term. If Tenant does not exercise such right, Landlord shall be free to lease such spaces to any other third party.

11. MAINTENANCE AND REPAIRS: Landlord shall maintain the Common Areas and the exterior walls, roof, all pipes wires and utility systems located within the Building that serve the Premises, all structural elements and foundation of the Building of which the Premises are a part, in proper repair during the Term; provided, however, that if any such repairs shall be occasioned by the acts or negligence of Tenant, its agents, employees, customers or invitees, Tenant shall be responsible for the entire cost of such repairs, except to the extent that the provisions of Section 18 apply. Except for the repairs Landlord is specifically obligated to make as set forth above, Tenant shall, at its expense, during the Lease Term, pay for and make all other necessary repairs and replacements to the Premises, including, but not limited to, the doors, door checks, door hardware, windows, ceiling tile, store front, fixtures, heating, ventilating and air conditioning facilities located in or exclusively servicing the Premises and the electrical and plumbing facilities in or servicing the Premises to the point of entry to a common line, and keep and maintain the same in good condition and repair so that at the expiration of the Term, the Premises shall be surrendered to Landlord in the same condition that the same are in at the commencement of the Term, ordinary wear and tear excepted. Tenant shall be responsible for repairing any damage to the Premises or the building of which it is a part caused by the installation or moving of Tenant’s furniture, equipment and personal property. Tenant shall, at its expense, also repair or replace with glass of equal quality any broken or cracked plate or other glass in doors, windows and elsewhere in or adjacent to the Premises. Tenant shall not defer any repairs or replacements to the Premises by reason of the anticipation of the expiration of the Term. The surrender of the Premises upon the expiration or early termination of this Lease shall not relieve Tenant of the obligation to pay for all repairs or replacements to the Premises which Tenant was obligated to perform during the Lease Term, which obligation shall survive the expiration or early termination of this Lease.

Tenant shall keep the Premises in a clean, tenantable condition and shall not permit any garbage, rubbish, refuse or dirt of any kind to accumulate in or about the Premises or the Building. Landlord may designate areas within the Building for placement of dumpsters for Tenant’s waste disposal, and Tenant shall, at Tenant’s sole cost and expense, cause the commercial removal of all garbage and refuse; provided, however, Landlord may, at its option, arrange for the commercial or municipal removal of all garbage and refuse of the Building, in which event Tenant shall use such dumpsters and areas as Landlord shall designate for such purposes, and the costs and expenses attributable thereto shall be includable by Landlord in Operating Costs and Landlord may make an equitable adjustment to Tenant’s Proportionate Share of such costs if Tenant’s use is materially disproportionately higher than other tenants of the Building. Tenant agrees, at its sole cost and expense, to comply with all present and future laws, orders and regulations regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash into such categories as provided by law. Janitorial services shall be at the sole cost and expense of Tenant, except that

Landlord shall arrange for said services and Tenant shall reimburse Landlord for all said costs either as part of Operating Costs or as a separate pass through item.

12. UTILITIES: From and after the Commencement Date, Tenant shall be responsible for and promptly pay all charges for gas, electricity, water, sewer, telephone and all other separately metered utility services used or consumed in the Premises. If water and/or sewer usage is not separately metered by the municipality, Tenant shall pay to Landlord its share of the water and sewer charges for the Building within ten (10) days after receipt of a bill from Landlord based on a monitoring system established by Landlord and Landlord may make an equitable adjustment to Tenant’s Proportionate Share of such costs if Tenant’s use is materially disproportionately higher than other tenants of the Building. Tenant shall keep the Premises sufficiently heated so as to prevent freezing and deterioration thereof and/or the equipment and facilities contained therein. Should Landlord elect to supply any utility used or consumed in the Premises, Tenant agrees to pay for the same as additional rent, but in no event at a cost greater than as if purchased directly and in the same quantity from the public utility furnishing the same. In no event shall Landlord be liable for damages, nor shall the rental herein reserved be abated or subject to offset or deduction for an interruption, delay or failure in the supply of any utility services for the Premises nor shall any such interruption, delay or failure in supply of such services be construed as an eviction of Tenant or relieve Tenant from the duty of observing and performing all of the provisions of this Lease.

13. ALTERATIONS: Tenant shall not make any alterations, additions or improvements (“Alterations”) in, on or to the Premises or any part thereof without delivering to Landlord the plans and specifications therefor and obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Any Alterations shall be made at Tenant’s own cost and expense and in a good and workmanlike manner in accordance with the laws, ordinances and codes relating thereto and free from any claim or claims for construction liens, and Tenant shall indemnify and hold Landlord harmless from and against any and all claims, liens, costs and expenses on account of such work. At the request of Landlord, Tenant shall provide prior to commencement of the work, a construction cost breakdown for such work certified to by the architect or contractor employed by Tenant to supervise such work, which breakdown shall show the total cost of such work and all component items thereof, and written evidence reasonably acceptable to Landlord of Tenant’s financial ability to pay for all such work in full. Tenant shall employ only such labor in performing said work or any other construction work in or about the Premises during the term as will not cause any conflict or controversy with any labor organization representing building trades performing work for Landlord in or about the Building.

14. SIGNS: Tenant shall not erect, install or maintain any sign, advertising or display matter on any exterior door, wall or window of the Premises or on any other part of the Premises which is visible to public view outside the Premises without the prior written approval of Landlord, which approval shall not be unreasonably be withheld. Tenant shall promptly, upon written notice from Landlord, remove any such sign, advertising or display matter erected or maintained in violation of this Section, and if Tenant fails to do so, Landlord or its agents or contractors may enter upon the Premises and cause the same to be removed and the cost of removal and restoration shall be paid by Tenant as additional rent upon demand. No name, symbol, mark, design or insignia adopted by Landlord for use in connection with the Building shall be used by Tenant without in each instance the prior written consent of Landlord.

15. LIENS: Tenant shall not create or permit any liens under any construction lien law to be filed or recorded against the Premises or against the interest of Landlord or Tenant therein. If any such lien is filed or recorded, Tenant shall immediately cause such lien to be discharged of record.

16. RIGHT OF ENTRY: Landlord and its agents shall at all reasonable times have the right to enter the Premises to inspect the condition thereof, to show the Premises during the last twelve (12) months of the Term, and to improve or repair the Premises and any portion of the Building, and to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall not abate while said repairs, alterations, improvements or additions are being made. Nothing contained herein shall be deemed to impose on Landlord any obligation or duty to make repairs or alterations to the Premises except as expressly provided in this Lease. In case of emergency (the existence of which shall be determined by Landlord), if Tenant shall not be present to permit entry, Landlord or its representatives may enter the same forcibly without rendering Landlord or its representatives liable therefor or affecting Tenant’s obligations under this Lease. During the six (6) months prior to the expiration of the Term, Landlord may exhibit the Premises to prospective tenants and place upon the Premises the usual notices “To Let” or “For Rent”, which notices Tenant shall permit to remain therein without molestation. Landlord shall exercise its rights under this Section 16 in a reasonable manner and within a minimum of interference to Tenant’s business.

17. INSURANCE: Tenant shall, at its expense obtain and carry at all times during the Term of this Lease (a) commercial general liability insurance including contractual liability coverage for the indemnification obligations of Tenant contained in this Lease covering injury to or death of persons and damage to property a combined single limit amount of not less than Two Million Dollars ($2,000,000.00) for bodily injury and Five Hundred Thousand Dollars ($500,000.00) for property damage,; (b) fire insurance, with extended coverage, vandalism and malicious mischief and theft and mysterious disappearance endorsements, covering Tenant’s property within the Premises and all alterations, additions and leasehold improvements made by or for Tenant in the amount of their full replacement value; (c) unless Tenant elects to self-insure, plate glass insurance covering all plate glass in the Premises in the amount of the full replacement cost thereof; (d) if and to the extent required by law, worker’s compensation insurance or similar insurance; and (e) such other insurance as may be required from time to time by Landlord or any underlying lessor or mortgagee of the Building. All of such policies shall be written by an insurance company or companies satisfactory to Landlord, shall name Tenant, Landlord, and its Management Company, and any other parties in interests designated by Landlord, as insured, as their interests may appear, shall be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry, and shall contain a clause that the insurer will not cancel or change the insurance coverage without at least thirty (30) days prior written notice to Landlord. A certificate of Tenant’s insurers evidencing such insurance shall be furnished to Landlord prior to the Commencement Date and at least thirty (30) days prior to the renewal date and at such other times as may be reasonably requested by Landlord. Such insurance may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor provided that such blanket policy contains an endorsement that names Landlord as an additional insured, references the Premises and guarantees a minimum limit available for the Premises equal to the insurance amounts required in the Lease. Landlord may at any time and from time to time inspect and/or copy any and all insurance policies required to be procured by Tenant under this Lease. Landlord shall obtain Building and liability insurance on the Building equal to its full replacement value and including rental interruption insurance and any other insurance reasonably obtained by Landlord. Landlord’s insurance for the Building shall be written to cover those perils insured against under the causes of loss, special form policy of fire insurance, as the same may be amended from time to time. The cost of such insurance is deemed Operating Costs, as set forth in Paragraph 3.4 of this Lease.

18. WAIVER OF SUBROGATION: Each party hereby expressly releases the other for liability it may have on account of any loss to the Premises or Building or contents of either due to fire or any peril included in the coverage of any applicable fire and extended coverage and material damage insurance, however caused, including such losses as may be due to the negligence of the other party, its agents or employees, and each party hereby waives any right of subrogation which might otherwise exist in or accrue to such party on account thereof, provided that such release of liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage under applicable state law (or increase the cost thereof, unless the other party reimburses the insured for any cost increase). If either Landlord or Tenant fail to maintain in force any insurance required by this Lease to the carried by them, then for purposes of this waiver of subrogation, the party failing to maintain the required insurance shall be deemed to have been fully insured and to have recovered the entire amount of its loss. . The amount of any loss included within a deductible portion of any insurance policy shall be deemed to have been covered by the insurance policy.

19. INDEMNITY: Tenant hereby indemnifies Landlord and agrees to save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, bodily injury and/or damage to tangible property arising from or out of any occurrence in, upon or at the Premises (except to the extent the same results from the negligence or intentional misconduct of Landlord) or by reason of any breach or default by Tenant in the performance of any term of this Lease on Tenant’s part to be performed. For the purpose hereof, the Premises shall include the service areas adjoining the same and any loading area allocated to the use of Tenant. Tenant’s obligations under this Section shall survive the termination of this Lease.

Landlord hereby indemnifies Tenant and agrees to save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, bodily injury and/or damage to tangible property arising from or out of any occurrence in, upon or at the Building but outside the Premises (except to the extent the same results from the negligence or intentional misconduct of Tenant) or by reason of any breach or default by Landlord in the performance of any term of this Lease on Landlord’s part to be performed. For the purpose hereof, the Premises shall include the service areas adjoining the same and any loading area allocated to the use of Tenant. Landlord’s obligations under this Section shall survive the termination of this Lease.

20. NON-LIABILITY OF LANDLORD: Except for Landlord’s own negligence, or conduct in breach of this Lease, Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, for any injury or damage to any person or property in or about the Building resulting from the Building or Premises, or any part thereof, or any equipment thereof becoming out of repair; flooding of basements or other areas; damages caused by sprinkling devices, air-conditioning apparatus, snow, frost, water leakage, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise or the bursting or leaking of pipes or plumbing fixtures; any act or neglect of Landlord or of other tenants or occupants or employees in the Building; or any other thing or circumstance whatsoever, whether of a like nature or of a wholly different nature. All property in or about the Building or in the Premises belonging to Tenant, its agents, employees or invitees shall be there at the risk of Tenant or other person only, and Landlord shall not be liable for damage thereto or theft, misappropriation or loss thereof. If Landlord shall fail to perform any covenant or condition of this Lease upon Landlord’s part to be performed and, as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levy thereon against the right, title and interest of Landlord in the Building and out of rents, other income from such property, or insurance proceeds payable with respect to such property receivable by Landlord and neither Landlord nor partners of Landlord shall be personally liable for any deficiency.

21. CASUALTY: If the Premises or the Building is damaged or destroyed by fire or other casualty covered by insurance, then this Lease shall continue in full force and effect and Landlord shall proceed to repair or restore the Premises to the condition which Landlord furnished to Tenant upon the commencement of the Term. Landlord shall be under no obligation to restore any Alterations to the Premises made by Tenant unless the same is covered by Landlord’s insurance, but nothing herein shall be construed to require Landlord to insure such property. In no event shall Landlord be obligated to expend an amount in excess of the insurance proceeds available to Landlord for such repair or restoration. In the event the Premises are repaired as provided herein, then Tenant shall repair and restore its merchandise, furnishings, furniture, equipment and all alterations, additions and leasehold improvements made by or for Tenant to at least a condition equal to that prior to its damage. If the Premises or any part thereof shall be rendered untenantable by any destruction or damage, then a pro rata portion of the Rent based upon the number of square feet of area in the Premises which are untenantable shall be abated until the Premises or such part thereof shall have been put in tenantable condition. Notwithstanding the foregoing, (i) if any destruction or damage to the Premises or to the Building (whether or not the Premises are affected) is so extensive that Landlord, in its sole discretion, elects not to repair or restore the Premises or Building, or (ii) the proceeds of insurance (which, for purposes of this clause shall be deemed to include and deductible amount) are not sufficient or available to fully pay the cost of the repair or restoration, then Landlord may terminate this Lease effective as of the date of the damage by written notice to Tenant, such notice to be given within ninety (90) days after the occurrence of such damage or destruction. The provisions off this Section are subject to the rights of Landlord’s mortgagees, if any. Notwithstanding the foregoing, (i) if any destruction or damage to the Premises occurs during the last twelve (12) months of the Lease Term that renders them partially untenantable; (ii) if any damage or destruction to the Building or Premises is so extensive that Tenant is unable to conduct its business within the Premises and the damage and destruction cannot be repaired within a one hundred eighty (180) day period; or (iii) any casualty or other event renders the Building or Premises inaccessible or uninhabitable for a continuous one hundred eighty (180) day period, then, in any such event, Tenant may terminate this Lease by providing written notice to Landlord following the occurrence of such damage, destruction or event.

22. CONDEMNATION: If all or substantially all of the Premises taken by any public authority under its power of condemnation or the threat thereof, this Lease shall terminate as of the date possession shall be transferred to the acquiring authority, and the Base Rent payable hereunder shall be apportioned accordingly. If any material part of the Building is taken (whether or not the Premises are affected), Landlord shall have the right to terminate this Lease as of the date possession is transferred to the acquiring authority upon giving written notice thereof to Tenant, and the Base Rent payable hereunder shall be apportioned accordingly. In the event this Lease is not terminated pursuant to the foregoing, then this Lease shall continue in force as to the part of the Premises not taken, the Base Rent payable thereafter shall be reduced in proportion to the amount of total floor area of the Premises taken, and Landlord shall, with reasonable dispatch, make all necessary repairs or alterations to the basic building structure so as to constitute the remaining structure a complete architectural unit. All damages awarded by or amounts paid by the acquiring authority for any such taking, whether for the whole or a part of the Premises or the Building shall belong to and be the sole property of Landlord whether such damages are awarded as compensation for loss of, or diminution in value to, the leasehold or the fee thereof; provided, however, Tenant shall have the right to pursue such claim or claims as Tenant may have legally for relocation expenses, interruption of business and such other items which do not reduce the award or proceeds of sale payable to Landlord. In the event that this Lease is terminated, Tenant shall not have any claim against Landlord for the value of the unexpired term hereof. The provisions of this Section are subject to the rights of Landlord’s mortgagees, if any. If the public authority condemns only Tenant’s leasehold interest or right to occupy the Premises, then Tenant shall be entitled to receive any rent paid by the condemning authority to Landlord for the use and occupancy of the Premises that is in excess of the rent to be paid by Tenant under the terms of this Lease.

23. ASSIGNMENT AND SUBLETTING: Tenant shall not assign, pledge, mortgage or otherwise transfer or encumber this Lease or any interest therein or sublet any part or all of the Premises and shall not permit any use of any part of the Premises by any other party, or any transfer of its interest in the Premises by operation of law without the prior written consent of Landlord which shall not be unreasonably withheld. It shall be reasonable for Landlord to withhold its consent if, among other things, such assignment and subletting would result in a change in use of the Premises. Without waiving Landlord’s right hereunder to declare a default in the event of an assignment of this Lease or a subletting of the Premises or any part thereof or occupancy of the Premises by anyone other than Tenant, Landlord may collect from the assignee, sublessee or occupant, any rent and other charges herein required, but such collection by Landlord shall not be deemed an acceptance of the assignee, sublessee or occupancy, nor a release of Tenant from the performance by Tenant of this Lease. Further, Tenant at all times and under all circumstances shall remain liable to Landlord for the payment of Rent due and to become due and the performance of all other obligations of Tenant hereunder for the term hereof. In the event that Landlord shall approve any assignment, subletting or other transfer of Tenant’s interest in this Lease, then Tenant shall reimburse Landlord for Landlord’s legal fees and expenses incurred in connection with such approval and the drafting and preparation of appropriate documentation effectuating the assignment, subletting or other transfer in question. Any rent, occupancy costs or compensation received from subtenant that is in excess of amounts due to Landlord, shall be paid to Landlord within five (5) days receipt of same.

24. DEFAULT: If (a) Tenant shall fail to pay the rent or any charge due hereunder within fifteen (15) days after the same is due, or (b) Tenant shall fail to perform any of the other covenants or conditions herein contained on the part of Tenant, and such default shall continue for thirty (30) days after written notice thereof has been given to Tenant, or (c) if this Lease is assigned by Tenant in violation of Section 23, or (d) if Tenant shall abandon or vacate the Premises or permit the Premises to become vacant, or (e) Tenant or any guarantor of this Lease shall become insolvent or bankrupt or make an assignment of the benefit of creditors, or (f) a receiver or trustee of Tenant’s property or that of any guarantor of this Lease shall be appointed and such receiver or trustee, as the case may be, shall not be discharged within thirty (30) days after such appointment, or (g) an execution or attachment is levied against Tenant’s property or that of any guarantor of this Lease, then in any such case, Landlord may, upon notice to Tenant, recover possession of and re-enter the Premises without affecting Tenant’s liability for past rent and other charges due or future rent and other charges to accrue hereunder. In the event of any such default, Landlord shall be entitled to recover from Tenant, in addition to rent and other charges equivalent to rent, all other damages sustained by Landlord on account of the breach of this Lease, including, but not limited to, the costs, expenses and attorney fees incurred by Landlord in enforcing the terms and provisions hereof and in re-entering and recovering possession of the Premises and for the cost of repairs, alterations and brokerage and attorney fees connected with the reletting of the Premises. Further, at the election of Landlord, Landlord shall have the right to declare this Lease terminated and canceled, without any further rights or obligations on the part of Landlord or Tenant (other than Tenant’s obligation for rent and other charges due and owing through the date of termination), so that Landlord may relet the Premises without any right on the part of Tenant to any credit or payment resulting from any reletting of the Premises. In case of a default under this Lease, Landlord may, in addition to terminating this Lease, or in lieu thereof, pursue such other remedy or combination or remedies and recover such other damages for breach of tenancy and/or contract as available at law or otherwise.

Landlord may, but shall not be obligated to, cure any default by Tenant (specifically including, but not by way of limitation, Tenant’s failure to obtain insurance, make repairs, or satisfy lien claims) and whenever Landlord so elects, all costs and expenses paid by Landlord in curing such default, including without limitation attorney fees, shall be payable to Landlord as additional rent due on demand, together with interest at the rate provided in Section 26 below from the date of the advance to the date of repayment by Tenant to Landlord.

No receipt of money by Landlord from Tenant after the expiration or termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises shall reinstate, continue or extend the term of this Lease or affect any such notice, demand or suit.

25. COSTS AND ATTORNEY FEES: Tenant/Landlord agree to pay on demand Tenant/Landlord’s expenses, including reasonable attorneys’ fees, expenses and administrative hearing and court costs incurred either directly or indirectly in enforcing any obligation of

Tenant/Landlord under this Lease, in curing any default by Tenant/Landlord in connection with appearing, defending or otherwise participating in any action or proceeding arising from the filing, imposition, contesting, discharging or satisfaction of any lien or claim for lien, in defending or otherwise participating in any legal proceedings initiated by or on behalf of Tenant/Landlord wherein Landlord/Tenant is not adjudicated to be in default under this Lease, or in connection with any investigation or review of any conditions or documents in the event Tenant/Landlord requests Landlord’s/Tenant’s agreement, approval or consent to any action of Tenant/Landlord that may be desired by Tenant/Landlord or required of Tenant/Landlord hereunder.

26. INTEREST: Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at an annual rate equal to the prime rate, plus five percent (5%), announced, from time to time, by US Bank, N.A. or its successor from the date due until paid, compounded monthly, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

27. SURRENDER: Upon the termination of this Lease, by expiration or otherwise, Tenant shall peaceably surrender the Premises to Landlord in good condition and repair consistent with Tenant’s duty to make repairs as provided herein. All alterations and decorations made to the Premises by Tenant shall remain and be the property of Landlord unless Landlord shall require Tenant and has notified Tenant in writing at the time of installation, at Tenant’s expense, to remove any or all thereof and repair the damage caused by such removal. All furniture, equipment and unattached movable personal property owned by Tenant may (and upon Landlord’s request shall) be removed from the Premises by Tenant no later than the termination date, and Tenant shall repair any and all damage caused by such removal. If the Premises are not surrendered upon the termination of this Lease as set forth herein, Tenant shall indemnify Landlord against all loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claim made by any succeeding tenant founded on such delay. Tenant shall also surrender all keys to the Premises and shall inform Landlord of combinations in any locks, safes and vaults, if any, in the Premises.

28. HOLDOVER: In the event Tenant remains in possession of the Premises after the expiration of this Lease and without the execution of a new lease, it shall be deemed to be occupying said premises as a tenant from month-to-month, subject to all of the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy until the termination of such tenancy. Such month-to-month tenancy may be terminated by either party effective as of the end of any calendar month by twenty-eight (28) days prior written notice to the other party. If Tenant remains in possession of the Premises following the termination of this Lease, then Tenant shall pay to Landlord a use and occupancy charge in place of the Base Rent equal to one and one-half (1 1/2) times the Monthly Base Rent in effect immediately prior thereto, computed on a daily basis, in addition to all of the other charges provided for hereunder and otherwise subject to the terms and conditions of this Lease and subject to Landlord’s damages. The provisions of this Section shall not be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law and shall survive the expiration of the Term of this Lease.

29. TRANSFER BY LANDLORD: This Lease shall not be affected by any sale or conveyance, and Tenant agrees to attorn to the purchaser or grantee, which shall be obligated on this Lease only so long as it is the owner of Landlord’s interest in and to this Lease. In the event of the sale or other transfer of Landlord’s interest in the Building, or in the event of any proceedings brought for the foreclosure thereof, or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Building, Tenant shall attorn to the purchaser and recognize such purchaser as Landlord under this Lease.

30. SUBORDINATION: This Lease is and shall be subject and subordinate at all times to all ground or underlying leases which now exist or may hereafter be executed affecting the Building and to the lien of any mortgages now or hereafter placed on or against the Building, or on or against Landlord’s interest or estate therein, and including all extensions, renewals, amendments and supplements to any such lease or mortgage, without the necessity of the execution and delivery, of any further instruments on the part of Tenant to effectuate such subordination. Tenant covenants and agrees to execute and deliver to Landlord, within ten (10) days after request therefor from Landlord, such further instruments evidencing the subordination of this Lease to any ground or underlying leases and to the lien of any such mortgages as may be hereafter executed affecting the Building, provided that any lessor under any such ground or underlying lease or the holder of any mortgage has agreed not to disturb Tenant’s possession of the Premises under this Lease so long as Tenant is not in default hereunder. Such documentation shall include (but not necessarily be limited to) a Subordination, Non-Disturbance and Attornment Agreement in the form requested by Landlords Mortgagee(s). Notwithstanding anything herein above contained in this Section, in the event the holder of any mortgage or the lessor under any ground or underlying lease shall at any time elect to have this Lease constitute a prior and superior lien to its mortgage or lease, then and in such event, upon any such holder notifying Tenant to that effect in writing, this Lease shall be deemed prior and superior in lien to such mortgage or lease, whether this Lease is dated prior to or subsequent to the date of such mortgage or lease. Upon the request of Tenant, Landlord shall acknowledge to any lender financing or leasing any equipment or fixtures located within the Premises that the lien or lessor’s interest of such lender is superior to any lien or claim that Landlord may have with respect to such equipment, and that such lender may remove the equipment or fixtures from the Premises so long as all damage to the Premises and Building caused by such removal is repaired.

31. ESTOPPEL CERTIFICATES: Tenant agrees that at any time and from time to time within ten (10) days after request therefor from Landlord or one of Landlord’s mortgagees, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, specifying the same), and (b) the dates to which the rent and other charges have been paid, and (c) that, so far as Tenant knows, Landlord is not in default under any provisions of this Lease (or if Tenant knows of any such default, specifying the same) and (d) such other matters as Landlord or Landlord’s mortgagee may reasonably require. It is intended that any such statement may be relied upon by any person proposing to acquire Landlord’s interest in this Lease or any prospective mortgagee of, or assignee of any mortgage upon, such interest.

32. Intentionally deleted.

33. Intentionally deleted.

34. NOTICES: All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing, and delivered, via facsimile, in person or sent by either United States certified mail, return receipt requested, postage prepaid or by Federal Express or other nationally recognized overnight delivery service. Notices and demands to Tenant shall be addressed to it at the address set forth in Section 1.16 hereof or to such other place as Tenant may from time to time designate in a written notice to Landlord. Notices and demands to Landlord shall be addressed to it at the address set forth in Section 1.15 hereof, or to such other firm or to such other place as Landlord may from time to time designate in a written notice to Tenant. Notices delivered in person or by facsimile shall be deemed delivered on the same day, notice delivered by overnight courier for next day delivery shall be deemed delivered the next day, and notices delivered via United States mail shall be deemed delivered three (3) days after such is deposited with the United States Post Office.

35. EXECUTION: The submission of this document for examination does not constitute an offer to lease, or a reservation of, or option for, the Premises and this document becomes effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. Tenant confirms that Landlord has made no representations or promises with respect to the Premises or the making or entry into of this Lease except as are expressly set forth herein, and agrees that no claim or liability shall be asserted by Tenant against Landlord for, and Landlord shall not be liable by reason of, breach of any representations, or promises not expressly stated in this Lease. This Lease can be modified or altered only by agreement in writing between Landlord and Tenant. Tenant shall not record this Lease without the prior written consent of Landlord.

36. BINDING EFFECT: The covenants, agreements and obligations herein contained, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns (but in the case of assigns only to the extent that assignment is permitted hereunder). No third party, other than such successors and assigns, shall be entitled to enforce any or all of the terms of this Lease or shall have rights hereunder whatsoever.

37. INTERPRETATION: The laws of the State of Wisconsin shall govern the validity, performance and enforcement of this Lease. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision. Whenever the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or paragraphs of this Lease nor in any way affect this Lease.

38. FORCE MAJEURE: In the event that Landlord shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws, regulations orders or decrees, riots, insurrection, war, acts of God, inclement weather, or other reason beyond Landlord’s reasonable control, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

39. CORPORATE AUTHORITY: If Tenant is a corporation, limited liability company, or partnership, each individual executing this Lease on behalf of said entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity, in accordance with a duly adopted resolution of the board of directors of the corporation, limited liability company or partnership, as applicable, and that this Lease is binding upon said entity in accordance with its terms.

40. Intentionally deleted.

41. BROKERAGE: Tenant warrants that it has no dealings with any broker or agent in connection with this Lease other than the Broker identified in Section 1.20 (whose commission, if any, shall be paid by Landlord pursuant to separate agreement), and Tenant agrees to indemnify and hold Landlord harmless from and against any and all claims, damages, liability and expense (including reasonable attorney fees) arising from any claims or demands of any other broker or agent for any commission or fees in connection with this Lease.

42. TENANT IMPROVEMENTS. Tenant shall be entitled to a Tenant improvement allowance for payment to Tenant for a portion of the costs Tenant incurs in performing Tenant’s Work in an amount equal to $145,350.00. Landlord shall pay the Tenant improvement allowance to Tenant in two installments, the first being on the Commencement Date and following the Landlord’s receipt from Tenant of a sworn list of all contractors and suppliers involved in Tenant’s Work, a complete set of working drawings of Tenant’s Work, and a building permit issued by the proper authorities. The second installment shall occur upon completion of the Tenant improvements. In no event shall the Tenant improvement allowance exceed the sum of $145,350.00. Tenant shall provide Landlord with all contractor lien waivers prior to disbursement. If Landlord fails to make said payment, Tenant may offset such amounts against Base Rent.

43. ADDENDA: The provisions, if any, included at the end of this Lease, and any riders and exhibits appended to this Lease, are hereby made a part of this Lease as though set forth in full at this point.

44. BUILDING AND PREMISES CONDITION: Landlord represents and warrants that the Building and the Premises will be built in compliance with all laws, codes and ordinances, and all facilities servicing the Premises, including the electrical, plumbing, heating, ventilating and air conditioning, will be in good working order and repair as of the Commencement Date.

45. QUIET ENJOYMENT: Provided Tenant promptly pays and complies with all provisions of this Lease, including Base Rent and all other amounts due hereunder, Landlord agrees not to disturb or interfere with Tenant’s possession of the Premises.

46. RIGHT OF FIRST REFUSAL: Provided Tenant is not in default under any of the terms or conditions of this Lease, it shall, during the term of this Lease, have the right of first refusal with respect to the space immediately adjacent to and below the Premises (the fourth floor). If, at any time, Landlord receives a proposal to lease the fourth floor, Landlord shall give notice to Tenant of the terms and conditions upon which such proposal or desire to lease space exists, and Tenant shall have twenty (20) days from receipt of such notice to exercise its right of first refusal and lease the space in accordance with such proposal or terms and conditions, however in no case less shall the terms be less than the current terms in this lease. If Tenant fails to execute such agreement within such period, this right of first refusal shall terminate and cease to exist. In addition, Landlord shall use its good faith efforts to lease such fourth floor last within the building.

EXECUTED as of the date first written above.

LANDLORD: WT 215 N. WATER, LLC

By:	/s/ Michael DeMichele
Name:	Michael DeMichele
Its:	Member

TENANT: NIGHTHAWK RADIOLOGY SERVICES, LLC.

By:	/s/ Paul E. Berger, M.D.
Name:	Paul E. Berger, M.D.
Its:	President and Chief Executive Officer

EXHIBIT A

Building Plans/Premises

EXHIBIT B

Landlord’s Work

Landlord shall promptly undertake such work as is necessary to cause the space to be delivered in completed “Third Ward White Box” condition, which condition shall be defined as:

•	Sandblasted Walls and Ceilings

•	Leveled light-weight Concrete Floors on south half of 5th Floor

•	200 Amp Electrical Panel to space. (Distribution and Lighting part Tenant Improvements)

•	HVAC units in space with controls (Ductwork part of Tenant Improvement)

•	New Double Hung Windows.

•	Conduit from Basement to MEP Room for Telephone. (Cabling part of Tenant Improvement)

•	Elevator and stair core dry-walled, taped and ready for paint.

•	Fire Sprinkler system trunk lines. (Additional requirements for partitioning and potential ceilings part of Tenant Improvements)

•	Completed Lobby, Elevator, Stairs, and Access Control System.

•	Installation of Additional HVAC unit with commercially reasonable specifications for Tenant server space needs

•	Completed Basement Parking Areas

•	Roof Deck Area with access door from Mezzanine.

Landlord will build-out two building standard and ADA compliant restrooms on the fifth floor at its expense.

All of Landlord’s work shall be completed in a good and workman like condition, free of any defects, and in compliance with all applicable building codes and regulations.

EXHIBIT C

Tenant’s Work

(To Be Completed)

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